Exhibit 10.1

COMMERCIAL LOAN AGREEMENT

THIS COMMERCIAL LOAN AGREEMENT, together with the Schedules hereto, (collectively, the “Agreement”), is made as of the 30th day of March, 2007, by and between MICRONETICS, INC., a Delaware corporation with an executive office at 26 Hampshire Drive, Hudson, New Hampshire 03051 (the “Borrower”); MICROWAVE & VIDEO SYSTEMS, INC., a Connecticut corporation with an executive office at 160B Shelton Road, Monroe, Connecticut 06468, ENON MICROWAVE, INC., MICROWAVE CONCEPTS, INC., and STEALTH MICROWAVE, INC., each a Delaware corporation, and all with an executive office at 26 Hampshire Drive, Hudson, New Hampshire 03051 (individually, a “Guarantor”, and collectively, the “Guarantors”); and CITIZENS BANK NEW HAMPSHIRE, a guaranty savings bank chartered under the laws of the State of New Hampshire with a place of business at 875 Elm Street, Manchester, New Hampshire 03101 (the “Bank”).

PREAMBLE:

The Bank has agreed, at the Borrower’s and Guarantors’ request, to extend to the Borrower certain credit facilities which shall consist of a revolving line of credit loan in the principal amount of up to $5,000,000 (the “Revolving Line of Credit Loan”) and a term loan in the principal amount of $6,500,000 (the “Term Loan”, which together with the Revolving Line of Credit Loan, and any other loans or credit facilities extended to Borrower by Bank under this Agreement are, individually, a “Loan” and, collectively, the “Loans”). All of the Loans, together with any and all other debts, liabilities and obligations of Borrower to the Bank; any and all obligations arising under any foreign exchange contracts, interest rate swap, cap, floor or hedging agreements, or similar agreements of Borrower with the Bank or any affiliate of the Bank; any and all obligations of the Borrower to the Bank arising under any credit cards issued by the Bank to the Borrower; any and all obligations of the Borrower to the Bank arising out of or in connection with any Automated Clearing House (“ACH”) Agreements relating to the processing of ACH transactions’ and any and all fees, expenses, charges and other amounts owing by or chargeable to the Borrower under all such contracts, agreements, and credit cards, direct or indirect, absolute or contingent, now existing or hereafter arising, are hereinafter sometimes collectively referred to as the “Obligations”. Each Loan is or shall be evidenced by a promissory note (individually, a “Note” and collectively, the “Notes”) and secured by security interests in all of the properties and assets of the Borrower and the Guarantors pursuant to one or more security agreements of near or even date between Borrower, Guarantors, and the Bank (collectively, the “Security Agreement”).

In connection with the Loans and other Obligations, the Borrower and the Guarantors may execute certain other documents, assignments, certificates and agreements, all of which are, together with this Agreement, Notes, the Security Agreement, and as all of the same may be hereafter amended, modified, revised, renewed, restated, extended, or replaced, sometimes collectively referred to herein as the “Loan Documents” and individually as a “Loan Document”. Each Loan, whether now existing or hereafter arising, is made upon and subject to the terms and conditions set forth in the Note evidencing such Loan, the Security Agreement, the other Loan Documents, and this Agreement.

Commercial Loan Agreement – Micronetics, Inc.

The terms, conditions, representations, warranties, and covenants set forth in this Agreement are in addition to, and not in limitation of, the terms, conditions, representations, warranties, and covenants set forth in the other Loan Documents. In the event of any conflict between the terms, conditions, representations, warranties, and covenants contained in this Agreement and any of the other Loan Documents, the terms, conditions, representations, warranties, or covenants set forth herein shall control. Capitalized terms not defined within the text of this Agreement are defined in Schedule A attached hereto and made a part hereof.

IN CONSIDERATION OF the Loans made or to be made by Bank to the Borrower, and of all other Obligations of the Borrower to the Bank, Borrower, Guarantors, and Bank hereby agree as follows:

I. REVOLVING LINE OF CREDIT LOAN. The Revolving Line of Credit Loan shall be made available by the Bank to the Borrower pursuant and subject to the terms and conditions set forth in this Agreement, and all advances and readvances thereunder shall be evidenced by the Borrower’s revolving credit note of even date in the principal amount of $5,000,000 (as such Note may be amended, restated or replaced, the “Revolving Credit Note”).

A. Revolver Expiration Date. Pending an Event of Default, the Bank shall extend the Revolving Line of Credit Loan to Borrower for the period from the date hereof through and until March 30, 2010 (the “Revolver Expiration Date”). THE ENTIRE AMOUNT OF OUTSTANDING PRINCIPAL, ACCRUED INTEREST AND OTHER CHARGES PAYABLE UNDER THE REVOLVING LINE OF CREDIT LOAN SHALL BE DUE AND PAYABLE BY BORROWER ON THE REVOLVER EXPIRATION DATE. BORROWER ACKNOWLEDGES AND AGREES THAT THE BANK HAS NO OBLIGATION OR COMMITMENT TO RENEW THE REVOLVING LINE OF CREDIT LOAN ON THE REVOLVER EXPIRATION DATE.

B. Maximum Available Amount. The maximum amount available to the Borrower from time to time under the Revolving Line of Credit Loan (the “Maximum Available Amount”) shall be $5,000,000.

C. Advances. The Revolving Line of Credit Loan shall be disbursed, advanced, readvanced, and repaid as provided in this Agreement and in accordance with the Bank’s customary loan account management procedures. The Bank shall be under no obligation to make any advance (automatic or otherwise) at any time or times during which a Default or an Event of Default has occurred or exists under this Agreement or the Loan Documents. At the time of each advance and readvance under the Revolving Line of Credit Loan (each such advance or readvance an “Advance” or “Revolving Credit Advance”), the Borrower shall immediately become indebted to the Bank for the amount thereof. Each such Advance or readvance may be credited by the Bank to any operating account of Borrower with the Bank, or be paid to Borrower.

Commercial Loan Agreement – Micronetics, Inc.

D. Interest. Borrower shall pay interest on the outstanding principal balance under the Revolving Line of Credit Loan in accordance with the provisions of Section III below and the Revolving Credit Note.

E. Purposes. Borrower shall use proceeds of the Revolving Line of Credit Loan solely for purposes of funding working capital and capital expenditures of Borrower in the ordinary course of business and funding Permitted Acquisitions.

II. TERM LOAN. The Term Loan in the principal amount of $6,500,000 shall be made by the Bank to the Borrower upon and subject to the terms and conditions set forth in the Term Note evidencing the Term Loan of even date in the principal amount of $6,500,000 (as such Note may be amended, restated or replaced, the “Term Note”), the other Loan Documents and this Agreement. Proceeds of the Term Loan shall be used by Borrower solely for purposes of refinancing existing indebtedness of Borrower with TD Banknorth and general corporate purposes of the Borrower. The Term Loan shall be repaid as set forth in the Term Note and this Agreement. Borrower shall pay interest on the outstanding principal balance of the Term Loan in accordance with the provisions of Section III below and the Term Note.

III. INTEREST, LATE CHARGES, AND PREPAYMENT PROVISIONS. The following provisions shall apply to the Revolving Line of Credit Loan and the Term Loan:

A. Certain Definitions Relating To Interest Rates.

1. Advance. The term “Advance” means either a LIBOR Advance or Prime Rate Advance, as the case may be.

2. Applicable Margin. The term “Applicable Margin” means the annual percentage rate to be added to LIBOR to determine the LIBOR Rate under this Agreement. Initially, the Applicable Margin shall be 1.80% per annum. The Applicable Margin will be adjusted (up or down) on a quarterly basis as determined by Borrower’s Total Funded Debt to EBITDA ratio. Adjustments in the Applicable Margin will be determined by reference to the following grid:

If Total Funded Debt to EBITDA Ratio is:	Then Applicable Margin is:
Greater than or equal to 1.75	2.25%
Greater than 1.0 but less than 1.75	1.80%
Less than or equal to 1.0	1.50%

Within forty-five (45) days of the end of each Fiscal Quarter of Borrower (provided that Borrower shall have ninety (90) days after the end of each Fiscal Year), Borrower shall (a) deliver to BANK its Financial Statements covering such Fiscal Quarter (which shall be management prepared financial statements for purposes hereof), (b) deliver to BANK the quarterly financial covenant compliance certificate of Borrower, and (c) certify to Bank the then Total Funded Debt to EBITDA ratio of Borrower and Borrower's determination of Applicable Margin therefrom on such form as the Bank may from time to time specify. Borrower shall also

Commercial Loan Agreement – Micronetics, Inc.

provide to the Bank such other reasonable information as Bank may request of Borrower to verify its determination of the Applicable Margin. As of the tenth (10th) Business Day after the Borrower's delivery of all of the above-referenced items to the Bank, the Bank shall notify Borrower of its determination of the Applicable Margin. The new Applicable Margin as so determined by the BANK shall be effective as to all then outstanding LIBOR Advances and all new LIBOR Advances thereafter made, and such new Applicable Margin shall remain in effect through the next date upon which the determination of a new Applicable Margin becomes effective in accordance with the above provisions. Notwithstanding the foregoing, upon any Event of Default, the Applicable Margin shall be 2.25%.

3. Authorized Representative. The term “Authorized Representative” shall mean the President, Controller or Chief Financial Officer of Borrower.

4. Banking Day. The term “Banking Day” shall mean any day other than a Saturday, Sunday or day which shall be in the State of New Hampshire a legal holiday or day on which banking institutions are required or authorized to close.

5. Business Day; Same Calendar Month. The term “Business Day” means any Banking Day and, with respect to determining or selecting the LIBOR Rate, any London Banking Day. If any day on which a payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day, unless, with respect to a LIBOR Advance, the effect would be to make the payment due in the next calendar month, in which event such payment shall be due on the next preceding day which is a Business Day. Further, if there is no corresponding day for a payment in the given calendar month (i.e., there is no “February 30th”), the payment shall be due on the last Business Day of the calendar month.

6. Dollars. The term “Dollars” or “$” means lawful money of the United States.

7. Interest Payment Date. The term “Interest Payment Date” means (a) as to any Prime Rate Advance, the first Business Day of each January, April, July, and October while such Advance is outstanding, (b) as to any LIBOR Advance, the last day of the applicable LIBOR Period, provided that if the applicable Interest Period exceeds three (3) months, the Interest Payment date shall be the last day of each third (3rd) month of such Interest Period; provided further, that, in addition to the foregoing, each of (x) the date upon which all commitments to make Advances under the Revolving Line of Credit Loan have been terminated and the Loans have been paid in full and (y) the date of Maturity applicable to a particular Loan shall be deemed to be an Interest Payment Date with respect to any interest which is then accrued respecting such Loans.

8. Interest Period.

(A) The term “Interest Period” means with respect to each LIBOR Advance a period of one (1), two (2), three (3), or (6) consecutive months, in each case subject to availability, as selected, or deemed selected, by Borrower at least three (3) Business Days prior to an Advance, or if an Advance is already outstanding, at least three (3) Business Days prior to the end of the current Interest Period. Each such Interest Period shall commence on the Business Day so

Commercial Loan Agreement – Micronetics, Inc.

selected, or deemed selected, by Borrower and shall end on the numerically corresponding day in the first, second, third or sixth month thereafter, as applicable. Provided, however: (i) if there is no such numerically corresponding day (i.e., there is no “February 30th”), such Interest Period shall end on the last Business Day of the applicable month, (ii) if the last day of such an Interest Period would otherwise occur on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day; but (iii) if such extension would otherwise cause such last day to occur in a new calendar month, then such last day shall occur on the next preceding Business Day.

(B) The term “Interest Period” shall mean with respect to each Prime Rate Advance consecutive periods of one (1) day each.

(C) If the last day of an Interest Period would otherwise occur on a day which is not a Business Day, such last day shall be extended to the next succeeding Business Day, except as provided above in clause (A) relative to a LIBOR Advance.

9. LIBOR. The term “LIBOR” means, with respect to any LIBOR Advance, the interest rate per annum (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point) equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the applicable Interest Period, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the rate for that Interest Period will be determined by such alternate method as reasonably selected by the Bank. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage (as defined below) with respect to LIBOR deposits of the Bank, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. “Reserve Percentage” shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D (or any successor regulation).

10. LIBOR Advance. The term “LIBOR Advance” means any principal outstanding under a Loan which bears interest based on LIBOR.

11. LIBOR Rate. The term “LIBOR Rate” means the per annum rate equal to LIBOR plus the Applicable Margin.

12. London Banking Day. The term “London Banking Day” means any day on which dealings in deposits in Dollars are transacted in the London interbank market.

13. Maturity. The term “Maturity” means, (i) for the Revolving Line of Credit Loan, the Revolver Expiration Date, (ii) for the Term Loan, March 30, 2012, or (iii) for all Loans, the

Commercial Loan Agreement – Micronetics, Inc.

maturity upon acceleration of the Loans, if the Loans have been accelerated by Bank following the occurrence of an Event of Default.

14. Prime Rate. The term “Prime Rate” means the variable per annum rate of interest so designated from time to time by Bank as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.

15. Prime Rate Advance. The term “Prime Rate Advance” means any principal amount outstanding under a Loan which bears interest based on the Prime Rate.

B. Interest Rates and Late Charges.

1. Applicable Interest Rates; Payment. Advances and outstanding principal under the Revolving Line of Credit Loan and Term Loan shall bear interest, as selected by Borrower as herein provided, at either the Prime Rate or LIBOR Rate. Interest on each Advance or Loan shall be due and payable on each Interest Payment Date applicable to such Advance or Loan.

2. Selection of Interest Rate. Except as hereinafter provided, Borrower shall select through an Authorized Representative, and thereafter may change the selection of, the applicable interest rate, from the alternatives provided herein, for a Loan by giving Bank a Notice of Rate Selection: (i) prior to each Advance, (ii) prior to the end of each Interest Period applicable to a LIBOR Advance or (iii) on any Business Day on which Borrower desires to convert an outstanding Prime Rate Advance to a LIBOR Advance. The selection of an interest rate for a particular Advance or Loan shall be limited to those rates specifically made available for such Advance or Loan pursuant to this Agreement.

3. Notice. A “Notice of Rate Selection” shall be a written notice, given by cable, tested telex, telecopier (with authorized signature), or by telephone if immediately confirmed by such a written notice, from an Authorized Representative of Borrower which: (i) is irrevocable; (ii) is received by Bank not later than 10:00 o'clock A.M. Eastern Time: (a) if a LIBOR Rate is selected, at least three (3) Business Days prior to the first day of the Interest Period to which such selection is to apply, or (b) if the Prime Rate is selected, on the first day of the Interest Period to which it applies; and (iii) as to each selected interest rate option, sets forth the aggregate principal amount(s) to which such interest rate option(s) shall apply and the Interest Period(s) applicable to each LIBOR Advance.

4. If No Notice. If Borrower fails to select an interest rate option in accordance with the foregoing prior to a new Advance, or if a LIBOR Advance is selected for a new Advance but is not available, such new Advance made shall be deemed to be a Prime Rate Advance. On the other hand, if the Borrower fails to convert an existing LIBOR Advance to a Prime Rate Advance or to a LIBOR Advance with a different Interest Period at least three (3) days prior to the last day of the applicable Interest Period of an outstanding LIBOR Advance, on the last day of the applicable Interest Period the outstanding principal amount of the LIBOR Advance shall be renewed as a LIBOR Advance having an Interest Period of the same duration.

Commercial Loan Agreement – Micronetics, Inc.

5. Telephonic Notice. Without any way limiting Borrower's obligation to confirm in writing any telephonic notice, Bank may act without liability upon the basis of telephonic notice believed by Bank in good faith to be from Borrower prior to receipt of written confirmation. In each case Borrower hereby waives the right to dispute Bank's record of the terms of such telephonic Notice of Rate Selection in the absence of manifest error.

6. Limits On Options; Maximum Number of LIBOR Advances. With respect to the Revolving Line of Credit Loan, each LIBOR Advance shall be in a minimum amount of $250,000, and in increments of $100,000 above such amount At no time shall there be outstanding a total of more than five (5) LIBOR Advances at any time under the Revolving Line of Credit Loan. With respect to the Term Loan, Borrower may only select the LIBOR Rate to apply to all of then outstanding principal under the Term Loan and may only select an Interest Period of ninety (90) days. Borrower shall not be entitled to select a LIBOR Advance, and no LIBOR Advance shall be deemed selected, after the occurrence of an Event of Default.

7. Extension of Interest Payment Date. If any payment on any Loan becomes due and payable on a day which is not a Business Day, the due date of the payment will be extended to the next succeeding Business Day (except as set forth in the definition of Interest Period), and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

8. Computation of Interest. All computations of interest with respect to LIBOR Advances shall be made by the Bank on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. All computations of interest with respect to Prime Rate Advances shall be made by the Bank on the basis of an actual three hundred and sixty-five/sixty (365/366) day year, as the case may be. Each determination by Bank of an interest rate hereunder shall be conclusive, absent manifest error.

9. Default Rate. Upon the occurrence of an Event of Default (whether or not Bank has accelerated payment of a Note), or upon demand (if a Note evidences a demand obligation), or after maturity or after a judgment has been rendered on a Note, Borrower’s right to select pricing options shall cease and the unpaid principal of each Loan or Advance shall, at the Bank’s option, bear interest at a rate which is two percent (2%) per annum above the Prime Rate (“Default Rate”).

10. Late Charges. Borrower shall pay with respect to any Loan, upon billing therefor, a “Late Charge” equal to five percent (5%) of the amount of any payment of principal, other than principal due at Maturity, interest, or both, which is not paid within ten (10) days of the due date thereof. Late charges are: (a) payable in addition to, and not in limitation of, the Default Rate, (b) intended to compensate Bank for administrative and processing costs incident to late payments, (c) are not interest, and (d) shall not be subject to refund or rebate or credited against any other amount due.

C. Prepayment Provisions.

Commercial Loan Agreement – Micronetics, Inc.

1. Mandatory Prepayments.

(i) If at any time the outstanding principal balance of the Revolving Line of Credit Loan exceeds the Maximum Available Amount, Borrower shall immediately repay the aggregate outstanding amount to the extent required to eliminate such excess.

(ii) Immediately upon receipt by the Borrower of the net proceeds resulting from any of (a) an asset disposition (other than an asset disposition in the ordinary course of business), (b) an insured loss of properties or assets (provided that Borrower has not submitted to Bank a proposal for use of such proceeds for the repair or replacement of the assets subject to such loss and uses such proceeds within 180 days of the receipt thereof to repair or replace such properties or assets with equivalent properties or assets to be used in the ordinary course of Borrower’s business), or (c) the issuance by Borrower of its equity securities in an equity financing, Borrower shall prepay the Loans within three (3) Business Days of receipt of such net proceeds in an amount equal to such net proceeds. For purpose of the foregoing, “net proceeds” means the proceeds resulting from such transaction or event described in clauses (a), (b) or (c) less (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith. Any such prepayment shall be applied in accordance with subsection C. 1. (iii) below.

(iii) Any prepayments made by Borrower pursuant to subsection C. 1. (ii) above shall be applied as follows: first, to fees and reimbursable expenses of Bank then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Revolving Line of Credit Loan; third, to interest then due and payable on the Term Loan; fourth, to the principal balance of the Revolving Line of Credit Loan outstanding until the same shall have been repaid in full and the Maximum Available Amount shall be permanently reduced by the amount so prepaid; and fifth, to the principal balance of the Term Loan outstanding in reverse order of maturity until the same shall have been repaid in full. Any partial prepayment of principal under the Term Loan shall first be applied to any installment of principal then due and then be applied to the principal due in the reverse order of maturity, and no such partial prepayment shall relieve Borrower of the obligation to pay each subsequent installment of principal when due.

(iv) Nothing in this Section C. 1. shall be construed to constitute Bank’s consent to any transaction referred to in subsection C. 1. (ii) above which is not permitted by other provisions of this Agreement or the other Loan Documents.

(v) In the event of any prepayment pursuant to the Section C. 1. of any LIBOR Advance, Borrower shall compensate Bank in accordance with the provisions of Sections C. 2., 3., and 4. below with respect to the prepayment of such LIBOR Advance.

2. Voluntary Prepayment.

Commercial Loan Agreement – Micronetics, Inc.

(i) Borrower may voluntarily prepay a LIBOR Advance in whole or in part at any time, upon at least three (3) Business Days' prior written notice to Bank (which notice shall be irrevocable). In such event, Borrower shall pay to Bank, upon request of Bank, such amounts as shall be sufficient (in the reasonable opinion of Bank) to compensate it for any loss, cost or expense incurred as a result of (i) any payment of a LIBOR Advance on a date other than the last day of the Interest Period for such Loan; (ii) any failure by Borrower to borrow a LIBOR Advance on the date specified by Borrower’s written notice; and (iii) any failure by Borrower to pay a LIBOR Advance on the date for payment specified in Borrower’s written notice. Without limiting the foregoing Borrower shall pay to Bank a Yield Maintenance Fee determined as provided below respecting any prepayment of a LIBOR Advance.

(ii) Borrower may voluntarily prepay a Prime Rate Advance in whole or in part at any time without prior written notice and without payment of a prepayment fee or penalty.

3. Calculation of Yield Maintenance Fee.

(i) The Yield Maintenance Fee shall be calculated based on the remainder of the applicable Interest Period all in accordance with the following: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the last day of the current Interest Period, shall be subtracted from the applicable Revolving Rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Interest Period during which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the current Interest Period. The resulting amount shall be the yield maintenance fee due to Bank upon the prepayment of the LIBOR Advance. If Bank elects to declare any Loan to be immediately due and payable, then the Yield Maintenance Fee with respect to the outstanding LIBOR Advances thereunder shall become due and payable in the same manner as though Borrower had exercised such right of prepayment.

(ii) The Yield Maintenance Fee shall be payable in respect of all prepayments of principal whether mandatory, voluntary or involuntary including, without limitation, prepayments made upon acceleration of the Loan, or application of insurance or eminent domain proceeds.

4. Make Whole Provision. Borrower shall pay to Bank, immediately upon request and notwithstanding contrary provisions contained in any of the Loan Documents, such amounts as shall, in the conclusive judgment of Bank (in the absence of manifest error), compensate Bank for the loss, cost or expense which it may reasonably incur as a result of (i) any payment or prepayment, under any circumstances whatsoever, whether mandatory, voluntary or involuntary, of all or any portion of a LIBOR Advance on a date other than the last day of the applicable Interest Period of a LIBOR Advance, (ii) the conversion, for any reason whatsoever, whether

Commercial Loan Agreement – Micronetics, Inc.

mandatory, voluntary or involuntary, of any LIBOR Advance to a Prime Rate Advance on a date other than the last day of the applicable Interest Period, (iii) the failure of all or a portion of a Loan Advance which was to have borne interest at the LIBOR Rate pursuant to the request of Borrower to be made under the Loan Agreement (except as a result of a failure by Bank to fulfill Bank's obligations to fund), or (iv) the failure of Borrower to borrow in accordance with any request submitted by it for a LIBOR Advance. Such amounts payable by Borrower shall be equal to any administrative costs actually incurred, plus any amounts required to compensate for any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Bank to fund or maintain a LIBOR Advance plus, in any event, but without duplication, a Yield Maintenance Fee.

D. Additional Provisions Related to Interest Rate.

1. Increased Costs. If, due to any one or more of: (i) the introduction of any applicable law or regulation or any change (other than any change by way of imposition or increase of reserve requirements already referred to in the above definition of LIBOR) in the interpretation or application by any authority charged with the interpretation or application thereof of any law or regulation; or (ii) the compliance with any guideline or request from any governmental central bank or other (whether or not having the force of law), there shall be an increase in the cost to Bank of agreeing to make or making, funding or maintaining LIBOR Advances, including without limitation changes which affect or would affect the amount of capital or reserves required or expected to be maintained by Bank, with respect to all or any portion of any Loan, or any corporation controlling Bank, on account thereof, then Borrower from time to time shall, upon written demand by Bank, pay Bank additional amounts sufficient to indemnify Bank against the increased cost. A certificate as to the amount of the increased cost and the reason therefor submitted to Borrower by Bank, in the absence of manifest error, shall be conclusive and binding for all purposes.

2. Illegality. Notwithstanding any other provision of this Agreement or the applicable Note, if the introduction of or change in or in the interpretation of any law, treaty, statute, regulation or interpretation thereof shall make it unlawful, or any central bank or government authority shall assert by directive, guideline or otherwise, that it is unlawful, for Bank to make or maintain LIBOR Advances or to continue to fund or maintain the LIBOR Advances then, on written notice thereof and demand by Bank to Borrower, (a) the obligation of Bank to make LIBOR Advances and to continue any LIBOR Advances shall terminate and (b) all principal outstanding under any Note shall bear interest at the Prime Rate.

3. Additional LIBOR Conditions. The selection by Borrower of a LIBOR Rate and the maintenance of LIBOR Advances at such rate shall be subject to the following additional terms and conditions:

(i) Availability. If, before or after Borrower has selected to take or maintain a LIBOR Advance, Bank notifies Borrower that:

(a)	dollar deposits in the amount and for the maturity requested are not available to Bank in the London interbank market at the rate specified in

Commercial Loan Agreement – Micronetics, Inc.

the definition of LIBOR set forth above, or

(b)	reasonable means do not exist for Bank to determine LIBOR for the amount(s) and Interest Period(s) requested, then the Advance which would have borne interest at the LIBOR Rate shall bear interest at the Prime Rate.

(ii) Payments Net of Taxes. All payments and prepayments of principal and interest under each Note shall be made net of any taxes and costs resulting from having principal outstanding at or computed with reference to LIBOR. Without limiting the generality of the preceding obligation, illustrations of such taxes and costs are taxes, or the withholding of amounts for taxes, of any nature whatsoever including income, excise, interest equalization taxes (other than United States or state income taxes) as well as all levies, imposts, duties or fees whether now in existence or which become in effect as the result of a change in or promulgation of any treaty, statute, regulations, or interpretation thereof or any directive guideline or otherwise by a central bank or fiscal authority (whether or not having the force of law) or a change in the basis of, or the time of payment of, such taxes and other amounts resulting therefrom.

4. Prime Rate Advances. Each Prime Rate Advance shall continue as a Prime Rate Advance until paid in full, unless sooner converted, in whole or in part, to a LIBOR Advance, subject to the limitations and conditions set forth in this Agreement and the applicable Note.

5. Conversion of Other Advances. At the end of each applicable Interest Period, the applicable LIBOR Advance shall remain a LIBOR Advance having an Interest Period of the same duration as the immediately preceding Interest Period unless Borrower selects another option in accordance with the provisions of this Agreement and the applicable Note.

IV. GUARANTY. Each Guarantor, jointly and severally, hereby unconditionally guaranties to the Bank the prompt payment and performance of (a) all Loans and other Obligations, direct or indirect, matured or unmatured, primary or secondary, certain or contingent, of the Borrower arising under or in connection with this Agreement (including without limitation, costs and expenses incurred by the Bank in attempting to collect or enforce any of the foregoing), accrued in each case to the date of payment, and (b) the performance of all other agreements, covenants and conditions of the Borrower with respect thereto set forth in this Agreement and all other Loan Documents. The responsibilities and obligations of the Borrower to the Bank described in the preceding sentence are hereinafter referred to collectively as the “Guaranteed Obligations.” The guaranty pursuant to this Section IV is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance by the Borrower of the Guaranteed Obligations and not of collectability of the Guaranteed Obligations, and is in no way conditioned upon any requirement that the Bank first attempt to collect any of the Guaranteed Obligations from the Borrower or resort to any security or other means of obtaining payment of any of the Guaranteed Obligations which the Bank now has or may acquire after the date hereof, or upon any other contingency whatsoever. Upon any default by the Borrower in the full and punctual payment and performance of the Guaranteed Obligations, the liabilities and obligations of the Guarantors hereunder shall, at the option of the Bank, become

Commercial Loan Agreement – Micronetics, Inc.

forthwith due and payable to the Bank without demand or notice of any nature, all of which are expressly waived by the Guarantors. Payments by each Guarantor under this Section IV may be required by the Bank on any number of occasions. Each Guarantor waives presentment, demand, protest, notice of acceptance, notice of Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrower, and all suretyship defenses generally. Without limiting the generality of the foregoing, each Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Guaranteed Obligations and agrees that the obligations of the Guarantors hereunder shall not be released or discharged, in whole or in part, or otherwise affected by any rescissions, waivers, amendments or modifications of any of the terms or provisions of any agreement evidencing securing or otherwise executed in connection with any Guaranteed Obligation. Until the payment and performance in full of all Guaranteed Obligations and any and all obligations of the Borrower to any affiliate of the Bank, the Guarantors shall not exercise any rights against the Borrower arising as a result of payment by the Guarantors hereunder, by way of subrogation or otherwise. The payment of any amounts due with respect to any indebtedness of the Borrower now or hereafter held by the Guarantors is hereby subordinated to the prior payment in full of the Guaranteed Obligations. At such time as any Person (including, but not limited to Mica (as defined below)) becomes a Subsidiary of the Borrower, or of any existing Subsidiary of the Borrower, Borrower shall cause such Person to become a party to this Agreement as a Guarantor and shall cause such Person to execute and deliver all documents and instruments to Bank as it may reasonably request in order for such party to become a Guarantor and to guaranty the Guaranteed Obligations under this Agreement. The obligations of each Guarantor under this Section IV shall be joint and several.

V. SECURITY. Each of the Loans and all other Obligations of the Borrower to the Bank, whether now existing or hereafter arising, shall at all times be secured by first priority perfected security interests in the Collateral (as hereinafter defined), which security interests shall continue until payment in full of all amounts outstanding under said Loans and the other Obligations. The term “Collateral” as used herein shall be deemed to include all property and assets of the Borrower and Guarantors secured, mortgaged, pledged, assigned, or otherwise encumbered or covered by any of the Loan Documents, including, but not limited to the Security Agreement. The Borrower and each Guarantor covenants and agrees to take such further actions and to execute such additional documents as may be necessary from time to time to enable the Bank to obtain and maintain the security interests and liens arising under the Loan Documents.

VI. PAYMENTS. All payments made by the Borrower of principal and interest on the Loans, and other fees, sums and charges payable under the Loan Documents, shall be made to the Bank not later than 1:00 p.m. (Eastern time) on the date when due in immediately available funds in Dollars unless Bank has automatically debited such payments against Borrower’s account(s) with Bank (which Borrower hereby authorizes Bank to do) on the due date thereof. For purposes of computing interest and determining borrowing availability within the Maximum Available Amount as of any date, all payments shall be deemed received on the day of receipt of immediately available funds therefor by the Bank prior to 1:00 p.m. Eastern time. Payments received after 1:00 p.m. Eastern time on any Business Day shall be deemed to have been received on the following Business Day. All payments received by Bank on each Loan shall be

Commercial Loan Agreement – Micronetics, Inc.

applied first to the payment of all fees, expenses and other amounts due to the Bank (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after the occurrence of an Event of Default, payments will be applied to the obligations of Borrower to Bank as Bank determines in its sole discretion.

Bank is authorized to, and at its sole election may, automatically charge to the Revolving Line of Credit Loan on behalf of Borrower and cause to be paid all fees, expenses, charges, costs (including insurance premiums in accordance with the provisions of the Loan Documents) and interest owing by Borrower under this Agreement or any of the other Loan Documents, even if such charges would cause the balance of the Revolving Line of Credit Loan to exceed the Maximum Available Amount. At Bank’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Line of Credit Loan hereunder.

VII. CONTINUING REPRESENTATIONS AND WARRANTIES. To induce the Bank to make the Loans hereunder, the Borrower and each Guarantor, jointly and severally, warrants and represents to the Bank that so long as any of the Obligations are outstanding:

A. Good Standing. Borrower and each Guarantor is duly organized and validly existing under the laws of its state of organization and is qualified to do business in all other jurisdictions where the nature of the business conducted or property owned by Borrower or such Guarantor require it to be so qualified. Borrower and each Guarantor has the power to own its properties and to carry on its business as now being conducted.

B. Authority. Borrower and each Guarantor has full power and authority to enter into this Agreement and to borrow under the Loan Documents (with respect to the Borrower), to execute and deliver this Agreement and the other Loan Documents and to incur the obligations provided for herein and in the other Loan Documents, all of which have been duly authorized by all proper and necessary corporate or other action. The persons executing the Loan Documents on behalf of the Borrower and each Guarantor have been duly authorized to do so.

C. Binding Agreement. This Agreement and the other Loan Documents constitute the valid and legally binding obligations of the Borrower and each Guarantor, enforceable in accordance with their terms.

D. Litigation. Except as set forth on Schedule VII D attached hereto, there are no suits, proceedings, or investigations of any kind or nature pending or, to the knowledge of the Borrower or the Guarantors, threatened against or affecting the Borrower or any Guarantor, their business operations, or their assets.

E. Conflicting Agreements; Consents. There is no charter, bylaw, preference stock, or trust provision of the Borrower or any Guarantor, and no provision(s) of any existing mortgage, indenture, contract or agreement binding on the Borrower or any Guarantor, or affecting their property, which would conflict with, have a Material Adverse Effect upon, or in any way prevent the execution, delivery, or performance of the terms of this Agreement or any of the other Loan Documents. Neither the Borrower nor any Guarantor is required to obtain any order, consent, approval, authorization of any Person or Governmental Authority in connection with or as a

Commercial Loan Agreement – Micronetics, Inc.

condition to the execution, delivery, and performance of this Agreement or any of the other Loan Documents, except for the authorization of Borrower’s and each Guarantor’s Boards of Directors which Borrower and each Guarantor has already obtained.

F. Financial Condition. The Financial Statements to be delivered to the Bank by the Borrower shall be prepared in accordance with GAAP, consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year end adjustments), are and will fairly present the financial condition and results of the Borrower and Guarantors for the periods covered in all material respects. Other than those liabilities disclosed in writing to the Bank, there are no liabilities, direct or indirect, fixed or contingent, of the Borrower or any Guarantor which are not reflected in the financial statements or in the notes thereto which would be required to be disclosed therein and there has been no material adverse change in the financial condition or operations of the Borrower or any Guarantor since the date of such financial statements.

G. Taxes. Borrower and each Guarantor has filed all federal, state and local tax returns required to be filed by it and has paid all taxes shown by such returns to be due and payable on or before the due dates thereof (including any properly requested extensions).

H. Solvency. The present fair saleable value of the Borrower’s and each Guarantor’s assets (calculated on a consolidated basis) is greater than the amount required to pay their total liabilities; the amount of the Borrower’s and each Guarantor’s capital (calculated on a consolidated basis) is adequate in view of the type of business in which they are engaged; and neither Borrower nor any Guarantor would currently be deemed insolvent under GAAP.

I. Full Disclosure. None of the information with respect to the Borrower or any Guarantor which has been furnished to the Bank in connection with the transactions contemplated hereby is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein not misleading.

J. Employee Benefit Plans. To Borrower’s and Guarantors’ knowledge, all Plans (as hereinafter defined) which are pension plans as defined in Section 3(2) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), qualify under Section 401 of the Internal Revenue Code of 1986 (as amended, the “IRC”), and all Plans are in compliance with the provisions of the IRC and ERISA, and have been administered in accordance with their terms. The term “Plan” means any pension plan, as defined in Section 3(2) of ERISA and any welfare plan, as defined in Section 3(1) of ERISA, which is sponsored, maintained or contributed to by Borrower, any Guarantor, or any commonly controlled entity, or in respect of which Borrower, any Guarantor, or a commonly controlled entity is an “employer” as defined in Section 3(5) of ERISA. A “commonly controlled entity” for purposes of this Section means any entity of which the Borrower, any Guarantor, or any of their Affiliates controls 51% of the voting power of such entity. To Borrower’s and Guarantors’ knowledge, and except with respect to events which would not have a material adverse affect on Borrower’s or any Guarantor’s business or financial condition:

Commercial Loan Agreement – Micronetics, Inc.

(i) Prohibited Transactions. None of the Plans has participated in, engaged in or been a party to any nonexempt “prohibited transaction” as defined in ERISA or the IRC, and no officer, director or employee of Borrower or any Guarantor has committed a breach of any of the responsibilities or obligations imposed upon fiduciaries by Title I or ERISA.

(ii) Claims. There are no contested claims, pending or threatened, involving any Plan which is a pension plan by a current or former employee (or beneficiary thereof) of Borrower or any Guarantor, nor is there any reasonable basis to anticipate any claims involving any such Plan.

(iii) Reporting and Disclosure Requirements. There have been no violations of any reporting or disclosure requirements with respect to any Plan and no such Plan has violated applicable law, including but not limited to ERISA and the IRC.

(iv) “Accumulated Funding Deficiency”; Reportable Event. No Plan which is a defined benefit pension plan has (a) incurred an “accumulated funding deficiency” (within the meaning of Section 412(a) of the IRC), whether or not waived, (b) been a plan with respect to which a Reportable Event (to the extent that the reporting of such events to the Pension Benefit Guaranty Corporation (the “PBGC”) within thirty (30) days of the occurrence has not been waived) has occurred and is continuing, or (c) been a Plan with respect to which there exists conditions or events which have occurred presenting a risk of termination by PBGC.

(v) Multiemployer Plan. No Plan which is a multiemployer pension plan (as defined in Section 414(f) of the IRC) to which Borrower or any Guarantor contributes has been a plan with respect to which Borrower or any Guarantor has received any notification that such Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated within the meaning of Title IV of ERISA. Neither Borrower nor any Guarantor has withdrawn from, or incurred any withdrawal liability to, any multiemployer plan.

(vi) COBRA. There has been no violation of the applicable requirements of Section 4980B of the IRC pertaining to COBRA continuation coverage with respect to any Plan.

(vii) Employee Welfare Benefit Plans. No Plan which is a medical, dental, health, disability, insurance or other plan or arrangement, whether oral or written, which constitutes an “employee welfare benefit plan” as defined in Section 3(1) of ERISA, has any unfunded accrued liability or provides benefits to former employees or retirees (except as may be required by COBRA).

K. Location of Records. All of the books and records or true and complete copies thereof relating to the accounts and contracts of the Borrower and the Guarantors are and will be kept at their address first set forth above.

Commercial Loan Agreement – Micronetics, Inc.

L. Compliance with Laws. To the best of Borrower’s and Guarantors’ knowledge, the Borrower and each Guarantor is in compliance in all material respects with all laws and governmental rules and regulations applicable to its business, properties and assets.

M. Hazardous Waste. No Hazardous Waste has been generated, stored or treated on any of the premises occupied by Borrower or any Guarantor, except in compliance with all applicable laws. No Hazardous Waste has ever been, is being, is intended to be, or is threatened to be spilled, released, discharged, disposed, placed or otherwise caused to be found in the soil or water in, under, or upon any of the premises occupied by the Borrower or any Guarantor. The Borrower and each Guarantor agrees to indemnify and hold the Bank harmless from and against any claims, damages, liabilities (whether joint or several), losses and expenses (including, without limitation, attorneys’ fees) incurred by the Bank as a result of the breach of these representations and with respect to all Environmental Liabilities arising with respect to the Borrower, the Guarantors, or any of their property.

N. Employees. Borrower and each Guarantor has complied in all material respects with all laws relating to the employment of labor, including any provisions thereof relating to ERISA, wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and occupational safety and health, and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. There are no strikes or other material labor disputes against Borrower or any Guarantor pending or, to Borrower’s or Guarantors’ knowledge, threatened; neither Borrower nor any Guarantor is a party to or bound by any collective bargaining agreement, there is no organizing activity involving Borrower or any Guarantor pending or, to Borrower’s or any Guarantor’s knowledge, threatened by any labor union or group of employees; there are no representation proceedings pending or, to Borrower’s or any Guarantor’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of Borrower or any Guarantor has made a pending demand for recognition; and there are no complaints or charges against Borrower or any Guarantor pending or, to the knowledge of Borrower or any Guarantor, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Borrower or any Guarantor of any individual.

VIII. AFFIRMATIVE COVENANTS. Until payment in full of all indebtedness under the Loans and the other Obligations, and termination of all commitments of the Bank hereunder to make Advances, the Borrower and each Guarantor agrees that, unless the Bank shall otherwise consent in writing, the Borrower and each Guarantor will:

A. Prompt Payment of Obligations. Pay promptly when due, subject to any applicable cure or grace period, all amounts due and owing to the Bank by the Borrower. Borrower shall pay Bank the fees set forth in Section I of Schedule B attached hereto.

B. Use of Proceeds. Use the proceeds of the Loans only in accordance with the provisions of this Agreement and will furnish the Bank with such evidence as it may reasonably require with respect to such use. No portion of the proceeds of the Loans shall be used, in whole

Commercial Loan Agreement – Micronetics, Inc.

or in part, for the purpose of purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

C. Financial Statements. Furnish the Bank with such financial statements of Borrower and Guarantors as are described in Section II of Schedule B attached hereto. All such statements shall be prepared on a consistent basis in a format reasonably acceptable to the Bank.

D. Maintenance of Existence. Take all necessary action to maintain Borrower’s and each Guarantor’s legal existence.

E. Maintenance of Business. Do or cause to be done all things necessary to maintain and preserve Borrower’s and each Guarantor’s business.

F. Maintenance of Insurance. Keep all of Borrower’s and each Guarantor’s properties and assets adequately insured against loss or damage by fire and other casualties and hazards; maintain adequate Worker’s Compensation Insurance under applicable laws, maintain adequate Comprehensive General Public Liability Insurance; maintain adequate Products Liability and Completed Operations Insurance, and maintain adequate insurance covering such other risks and in such amounts as the Bank may reasonably specify from time to time hereafter. All insurance required hereunder shall be effected by valid and enforceable policies issued by insurers of recognized responsibility authorized to transact business within the State of New Hampshire or, with respect to each Guarantor, the state of the principal office of such Guarantor, and shall, inter alia, (1) name the Bank as lender loss payee and additional insured, (2) provide that no action of the Borrower or any Guarantor shall void any such policy as to the Bank, and (3) provide that the Bank shall be notified in writing of any proposed cancellation of such policy at least thirty (30) days in advance thereof and will have the opportunity to correct any deficiencies justifying such proposed cancellation. For the purposes of this Paragraph, an insurance policy shall be deemed to be “adequate” if it provides coverage against such risks and in such amounts as is customarily carried by owners of similar businesses and properties.

G. Access and Inspection by the Bank. Borrower and each Guarantor agrees that they shall, during normal business hours, from time to time as frequently as Bank determines to be appropriate: (a) provide Bank and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of Borrower and each Guarantor and to the Collateral, (b) permit Bank, and any of its officers, employees and agents, to inspect, audit and make extracts from Borrower’s and each Guarantor’s books and records, and (c) permit Bank, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of Borrower and each Guarantor. If a Default or an Event of Default shall have occurred and be continuing uncured, Borrower and each Guarantor shall provide such access to Bank at all times and without advance notice. Furthermore, so long as any Event of Default shall have occurred and be continuing, Borrower and each Guarantor shall provide Bank with access to its suppliers and customers. Borrower and each Guarantor shall make available to Bank and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records which Bank may request. Borrower and each Guarantor shall deliver any document or instrument necessary for Bank, as it may from time to time request, to obtain records from any service

Commercial Loan Agreement – Micronetics, Inc.

bureau or other Person which maintains records for Borrower or any Guarantor, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by Borrower and Guarantors consistent with past practices. Borrower shall reimburse Bank for the costs and expenses of one (1) such audit and inspection each Fiscal Year; provided that after the occurrence and during the continuance of an Event of Default, Borrower shall reimburse Bank for the costs and expenses of all such audits and inspections regardless of the frequency thereof.

H. Prompt Payment of Taxes. Accrue its tax liability (including withholdings for employee taxes and social security) in accordance with usual accounting practice and pay or discharge (or cause to be paid or discharged) as they become due all taxes, assessments, and government charges upon its property, operations, income and products (as well as all claims for labor, materials or supplies), which, if unpaid might become a lien upon any of its property; provided, that the Borrower and each Guarantor shall, prior to payment thereof, have the right to contest such taxes, assessments and charges in good faith by appropriate proceedings so long as the Bank’s interests are protected by bond, letter of credit, escrowed funds or other appropriate security.

I. Notification of Default Under This and Other Loan or Financing Arrangements. Promptly notify the Bank (when Borrower or any Guarantor becomes aware) in writing of the occurrence of any Default or Event of Default under this Agreement, or any default or event of default under any other loan or financing arrangements or any leases pertaining to any of Borrower’s or Guarantors facilities.

J. Notification of Litigation and Judgments. Promptly notify the Bank in writing of any litigation, proceedings, or investigation that has been instituted or is pending or threatened which might have a Material Adverse Effect on its continued operations or financial condition and of all judgments rendered against the Borrower or any Guarantor.

K. Notification of Governmental Action. Promptly notify the Bank in writing of any governmental investigation or proceeding that has been instituted or is pending or threatened, matters relating to the federal or state tax returns of the Borrower, compliance with the Occupational Safety and Health Act, or proceedings by the Treasury Department, Labor Department, or Pension Benefit Guaranty Corporation with respect to matters affecting employee welfare, benefit or retirement programs.

L. Maintenance of Records. Keep adequate records and books of account, in which complete entries will be made in a manner reasonably acceptable to the Bank and consistently applied, reflecting all financial transactions of the Borrower and Guarantors.

M. Compliance With Laws. Comply in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property; provided, however, that Borrower and Guarantors shall be entitled to contest the same in good faith so long as such action does not have a Material Adverse Effect.

Commercial Loan Agreement – Micronetics, Inc.

N. Bank Accounts. Borrower and each Guarantor shall maintain its primary operating accounts with the Bank.

O. Notification of Material Adverse Changes. Promptly notify the Bank in writing of any conditions or circumstances which could reasonably be expected to result in a Material Adverse Effect on Borrower’s or any Guarantor’s continued operations or financial condition and which could reasonably be expected to adversely affect the Borrower’s or any Guarantor’s ability to pay the Obligations.

P. Financial and Other Covenants. Comply with the financial and other covenants set forth in Section III of Schedule B attached hereto.

IX. NEGATIVE COVENANTS. Until payment in full of all indebtedness under the Loans and the other Obligations, and termination of all commitments of the Bank hereunder to make Advances, the Borrower and each Guarantor covenants that it will not, without the express prior written consent of the Bank:

A. Nature and Scope of Business. Enter into any type of business other than that in which it is presently engaged or otherwise significantly change the scope or nature of its business.

B. Additional Indebtedness. Incur indebtedness for borrowed money (including Capital Leases) or provide any guaranties except: (1) borrowings under the Loans; (2) other Obligations to the Bank or obligations to Affiliates of the Bank; (3) unsecured trade accounts payable incurred in the ordinary course of business; (4) indebtedness of the Guarantors to the Borrower; (5) purchase money financings or Capital Leases, provided that the aggregate amount outstanding at any time under all such financings or Capital Leases shall not exceed $500,000; (6) a real estate mortgage loan with respect to the facility located in Hudson, New Hampshire, provided that the principal amount thereof shall not exceed $323,000 at any time; and (7) a real estate mortgage loan with respect to the facility located in Topsfield, Massachusetts, provided that the principal amount thereof shall not exceed $390,000 at any time (financings described in clauses (5), (6), and (7) being “Permitted Financings”).

C. Liens and Mortgages. Incur, create, assume or suffer to exist any Lien of any nature whatsoever on any of the Collateral, now or hereafter owned, other than (1) the Liens granted to the Bank pursuant to the Loan Documents; (2) deposits under Worker’s Compensation, Unemployment Insurance and Social Security Laws; (3) liens for taxes or assessments or other governmental charges or levies not yet due and payable; (4) other inchoate liens imposed by law, such as carriers, warehousemen's or mechanic's liens incurred in good faith in the ordinary course of business, and which do not in the aggregate have a Material Adverse Effect on the Borrower's financial condition or the Collateral; (5) Permitted Encumbrances (as defined in the Security Agreement); and (6) purchase money liens, mortgages, and security interests securing Permitted Financings, provided such liens, mortgages and security interests are limited to the equipment leased or purchased with, or the facilities financed by, such Permitted Financings.

Commercial Loan Agreement – Micronetics, Inc.

D. Ownership of Capital Stock of Guarantors. Transfer, or permit the transfer of, or permit any Lien to exist with respect to, any capital stock of any Guarantor to any or for the benefit of any Person, or issue capital stock of any Guarantor to any Person.

E. Change of Name or Jurisdiction; Places of Business; Location of Assets. Change its corporate name or jurisdiction of incorporation, relocate, or move any of the Borrower’s or any Guarantor’s properties and assets from their current locations, except upon thirty (30) days prior written notice to, and the consent of, the Bank.

F. Mergers, Acquisitions, Etc. Without the Consent of the Bank. Merge, exchange, or consolidate with, or acquire all or substantially all of the equity interests, assets or the business of, any other Person, or form any join venture or partnership with any other Person, except that, so long as no Default or Event of Default has occurred Borrower or any of its Subsidiaries may (i) acquire all of the outstanding capital stock of Mica Microwave Corporation of Manteca, California (“Mica”) on or before July 31, 2007 for an aggregate consideration not to exceed $3,000,000 in cash and $2,000,000 in stock of Borrower (provided that such stock consideration may be increased by not greater than $250,000 as a result of post-closing adjustments based on the net worth of Mica) and (ii) acquire all of the outstanding capital stock, equity interests, or assets of any other Person provided that (a) such Person has positive EBITDA for the trailing twelve (12) month period prior to the effective date of such acquisition, (b) such Person is engaged in a substantially similar business as Borrower, (c) not less than ten (10) days prior to the effective date of such acquisition Borrower provides to Bank a pro forma financial covenant compliance certificate under this Agreement which evidences that after giving effect to such acquisition Borrower shall be in compliance with its financial and other covenants under this Agreement, and (d) the aggregate consideration (including cash, securities and indebtedness) for all acquisitions permitted under this clause (ii) does not exceed $3,000,000 (collectively, acquisitions described under clauses (i) and (ii) being “Permitted Acquisitions”).

G. Leases. Create, incur, assume, or suffer to exist any obligation as lease for the rental of any real l property with annual payments in excess of $100,000, except leases existing on the date of this Agreement as described on Schedule VIII. G. attached hereto. Borrower shall provide the Bank with copies of all leases and amendments thereto, as and when entered into by Borrower.

H. Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of, any material portion of its now owned or hereafter acquired assets other than in the ordinary course of business.

I. Guaranties, Etc. Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or to maintain or cause such other person, firm, or entity to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any other person, firm, or entity against loss) for obligations of any other person, firm, or entity, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the

Commercial Loan Agreement – Micronetics, Inc.

ordinary course of business (product warranties for purposes of this section shall not be deemed guaranties).

J. Transactions With Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or the making of advances to any Affiliates, or enter into any licensing arrangements with any Affiliate, except (i) between or among the Borrower and Guarantors or (ii) in the ordinary course of business upon (1) fair and reasonable terms no less favorable to the Borrower or the Guarantor, as the case may be, than they would obtain in a comparable arm's length transaction with a person not an affiliate; (2) such other terms as have been disclosed in writing to the Bank on or before the date of this Agreement; or (3) such other terms as have been approved in writing by the Bank after the date of this Agreement.

K. Loans and Other Investments. Make any loan or advance, except among Borrower and the Guarantors, to any person, firm, or entity, or purchase or otherwise acquire any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any person, firm, or entity, other than investments of the Borrower in the Guarantors and Permitted Acquisitions.

X. CONDITIONS PRECEDENT TO MAKING OF LOANS.

A. Satisfaction of Closing Requirements. The obligation of the Bank to make any Loan and make disbursements and advances of the proceeds of the same to the Borrower is subject to the satisfaction by the Borrower or its representatives of the following conditions precedent with respect to such Loan: (1) the Borrower and each Guarantor has executed and delivered all of the Loan Documents and other documents deemed appropriate and necessary by the Bank, in form and substance satisfactory to the Bank, including, but not limited to, the documents described on the Closing Agenda attached hereto as Schedule B; (2) the Borrower’s and each Guarantor’s warranties and representations as contained herein and in the Loan Documents shall be accurate and complete; (3) Bank has received a satisfactory opinion of Borrower’s and Guarantors’ legal counsel; (4) none of the Borrower or any Guarantor shall be in default in any material respect under any of the covenants, warranties, representations, terms, or conditions contained in this Agreement or in the Loan Documents as of the date of entering into such Loan and as of the date of each disbursement and advance thereunder; and (5) with respect to the initial advance of the Loans, Borrower shall enter into an interest rate hedging agreement or instrument with the Bank or one of its Affiliates (“Interest Rate Protection Agreement”) having a term of five (5) years and covering the entire original principal amount of the Term Loan. The Interest Rate Protection Agreement shall provide a fixed interest rate with respect to the Term Loan.

B. Further Conditions to Each Advance and Loan. Except as otherwise expressly provided herein, Bank shall not be obligated to fund any Loan or make any Advance if, as of the date thereof:

(1) Any representation or warranty by Borrower or any Guarantor contained herein or in any of the other Loan Documents shall be untrue or incorrect in any material respect as of such

Commercial Loan Agreement – Micronetics, Inc.

date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement;

(2) Any event or circumstance having a Material Adverse Effect shall have occurred since the date hereof;

(3) (i) Any Event of Default shall have occurred and be continuing or would result after giving effect to any Advance or Loan, or (ii) a material Default shall have occurred and be continuing or would result after giving effect to any Advance or Loan, and Bank shall have determined not to make any Advance or Loan so long as that Default is continuing; or

(4) After giving effect to any Advance, the outstanding principal amount of the Revolving Line of Credit Loan would exceed the Maximum Available Amount.

The request and acceptance by the Borrower of the proceeds of any Advance or Loan shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrower that the conditions in this Section IX. B. have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Bank’s Liens pursuant to the Collateral Documents.

XI. EVENTS OF DEFAULT; ACCELERATION. The occurrence of any one or more of the following events shall constitute a default under this Agreement, each of the Loan Documents, and each of the Obligations (individually, an “Event of Default”, and, collectively, “Events of Default”):

A. Any statement, representation or warranty made by the Borrower or any Guarantor in this Agreement or in any of the other Loan Documents, or in connection with any of the same, or if any financial statement, report, schedule, or certificate furnished by the Borrower, any Guarantor, or any of their officers or accountants to the Bank, shall prove to have been false or misleading when made in any material respect (as determined in the Bank’s reasonable discretion).

B. The Borrower fails to pay the principal of, interest on, or other charges or fees relating to, any of the Loans or any of the other Obligations, as and when due and payable, or fails to pay or reimburse the Bank for any expenses reimbursable hereunder or under any other Loan Document within the (10) days following Bank’s demand for such reimbursement or payment (each such default a “Monetary Default”).

C. Default by the Borrower or any Guarantor in the performance or observance of any of the provisions, terms, conditions, warranties or covenants of this Agreement (other than any default covered by another provision of this Section XI which default shall be governed by the terms of such other provision) and failure by Borrower or such Guarantor to cure such default within ten (10) days of being given notice of such default, provided, that no cure period shall be afforded Borrower for any failure to comply with the provisions of paragraphs C or P of Section VIII or of Section IX of this Agreement and any such default shall be an immediate Event of Default hereunder.

Commercial Loan Agreement – Micronetics, Inc.

D. The occurrence of a default or event of default under any of the other Loan Documents (other than a Monetary Default), and failure by Borrower to cure within the applicable grace period, if any.

E. Default by the Borrower or any Guarantor, or the occurrence of an event of default, respecting any other loan or obligation owed by the Borrower or any Guarantor to the Bank which is not subject to the provisions of this Agreement (and the expiration of the applicable grace period, if any).

F. The dissolution or other termination of existence of Borrower or any Guarantor or a Change of Control of Borrower or any Guarantor.

G. The Borrower or any Guarantor shall (1) apply for or consent to the appointment of a receiver, trustee or liquidator of it or any of its property, (2) make a general assignment for the benefit of creditors, (3) be adjudicated as bankrupt or insolvent, (4) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation under any law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute, or (5) offer or enter into any composition, extension or arrangement seeking relief or extension of its debts.

H. Proceedings shall be commenced or an order, judgment or decree shall be entered, without the application, approval or consent of the Borrower or any Guarantor, as the case may be, in or by any court of competent jurisdiction, relating to the bankruptcy, dissolution, liquidation or reorganization of the Borrower or such Guarantor or the appointment of a receiver, trustee or liquidator for the Borrower or any Guarantor, or for all or a substantial part of its assets, and such proceedings, order, judgment or decree shall continue undischarged or unstayed for a period of sixty (60) days.

I. A judgment for the payment of money in excess of $50,000 shall be rendered against the Borrower or any Guarantor which is not covered by insurance (subject to customary deductibles), and the same shall remain undischarged for a period of thirty (30) days, during which period execution shall not be effectively stayed.

Upon the occurrence of any Event of Default, the Bank’s commitment to make further Loans under this Agreement or any other agreement with the Borrower, or to make any Advance or other disbursement of Loan proceeds, shall immediately cease and terminate and, at the election of the Bank, all of the Obligations of the Borrower to the Bank, under any of this Agreement, the other Loan Documents, or otherwise, including without limitation the Revolving Line of Credit, will immediately become due and payable without further demand, notice or protest, all of which are hereby expressly waived. Thereafter, the Bank may proceed to protect and enforce its rights, at law, in equity, or otherwise, against the Borrower and Guarantors, or any of them, under any Loan Documents, under any other agreement between the Borrower or any Guarantor and the Bank.

Commercial Loan Agreement – Micronetics, Inc.

XII. BANK’S RIGHTS TO ASSIGN, PLEDGE AND PARTICIPATE LOANS.

A. Right to Pledge Notes. Bank may at any time pledge all or any portion of its rights under this Agreement and any of the Loan Documents, including all or any portion of any Note, to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release Bank from its obligations under any of the Loan Documents.

B. Assignment of Loans. Bank shall have the unrestricted right at any time or from time to time, and without Borrower’s or any Guarantor’s consent, to assign all or any portion of its right and obligations hereunder to one or more banks or other financial institutions (each, an “Assignee”), and Borrower and each Guarantor agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Bank shall deem necessary to effect the foregoing. In addition, at the request of Bank and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Bank has retained any of its rights and obligations hereunder following such assignment, to Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Bank, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Bank pursuant to the assignment documentation between Bank and such Assignee, and Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.

C. Participation of Loans. Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower or any Guarantor, to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in Bank’s obligations to lend hereunder and/or any or all of the loans held by Bank hereunder. In the event of any such grant by Bank of a participating interest to a Participant, whether or not upon notice to Borrower, Bank shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations hereunder.

D. Information to Assignees and Participants. Bank may furnish any information concerning Borrower and Guarantors in its possession from time to time to prospective Assignees and Participants, provided that Bank shall require any such prospective Assignee or Participant to agree in writing to maintain the confidentiality of such information.

XIII. MISCELLANEOUS PROVISIONS.

Commercial Loan Agreement – Micronetics, Inc.

A. Final Agreement; Waivers. This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed superceded by this Agreement, and no party is relying on any promise agreement or understanding not set forth herein. This Agreement may not be amended or modified except by a written instrument describing such amendment or modification executed by Borrower, Guarantors, and Bank. The Bank’s failure to exercise or enforce any of its rights, powers or privileges under this Agreement or any of the other Loan Documents shall not operate as a waiver thereof.

B. Remedies Cumulative. All remedies provided under this Agreement and the Loan Documents or afforded by law or in equity shall be cumulative and available to the Bank until all of the Obligations to the Bank have been paid in full.

C. Survival of Covenants. All covenants, agreements, representations and warranties made in this Agreement and in the Loan Documents shall be deemed to be material and to have been relied on by the Bank, notwithstanding any investigation made by the Bank or in its behalf, and shall survive the execution and delivery of this Agreement and the Loan Documents. All such covenants, agreements, representations and warranties shall bind and inure to the benefit of the Borrower’s, the Guarantors’ and the Bank’s successors and assigns, whether so expressed or not.

D. Governing Law; Jurisdiction. This Agreement and the Loan Documents shall be construed and their provisions interpreted under and in accordance with the laws of the State of New Hampshire. The Borrower and each Guarantor, to the extent it may legally do so, hereby consents to the jurisdiction of the courts of the State of New Hampshire and the United States District Court for the State of New Hampshire for the purpose of any suit, action or other proceeding arising out of any of their obligations hereunder or with respect to the transactions contemplated hereby, and expressly waives any and all objections they may have to venue in any such courts.

E. Assurance of Execution and Delivery of Additional Instruments. The Borrower and each Guarantor agrees to execute and deliver, or to cause to be executed and delivered, to the Bank all such further instruments, and to do or cause to be done all such further acts and things, as the Bank may reasonably request or as may be necessary or desirable to effect further the purposes of this Agreement and the Loan Documents.

F. Waivers and Assents. The Borrower and each Guarantor hereby waives, to the fullest extent permitted by law, all rights to marshaling of assets and all rights to demand, notice, protest, notice of acceptance of this Agreement and the Loan Documents, notice of Loans made, credit extended, or other action taken in reliance hereon and all other demands and notices of any description with respect to the Loan Documents. The Borrower and each Guarantor assents to any extension or postponement of the time of payment or any other indulgence, to the of any party or person primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Bank may deem advisable.

Commercial Loan Agreement – Micronetics, Inc.

G. Successors and Assigns. This Agreement and the Loan Documents shall be binding upon and inure to the benefit of the Bank, Borrower, Guarantors, and their respective successors, assigns, and legal representatives; provided, however, the rights and obligations of the Borrower are not assignable, delegable or transferable without the consent of the Bank.

H. Payment of Fees and Expenses. Borrower shall pay on demand all reasonable expenses of Bank in connection with the preparation, closing, default, collection, waiver or amendment of loan terms, or in connection with Bank’s exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with travel or other costs relating to appraisals or examinations conducted in connection with the Loans or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal under the Revolving Line of Credit Loan (including any Default Rate) and be an Obligation secured by any Collateral.

I. The Bank’s Right of Offset. Borrower and each Guarantor hereby grants to Bank, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank, its Affiliates, and its successors and assigns or in transit to any of them. At any time after the occurrence of a Default (subject to any applicable cure period) or Event of Default, without demand or notice (any such notice being expressly waived by Borrower and each Guarantor), Bank may setoff the same or any part thereof and apply the same to any liability or obligation of Borrower and any Guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Loans. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWLINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

J. Indemnity. Borrower and each Guarantor shall indemnify and hold harmless the Bank and its Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and reasonable legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that neither Borrower nor any Guarantor shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding,

Commercial Loan Agreement – Micronetics, Inc.

claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence or willful misconduct.

K. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and shall be either mailed by registered or certified mail, return receipt requested, postage prepaid, or delivered by overnight courier service, to the applicable party at its address set forth at the beginning of this Agreement or such other address as provided to the other parties by notice as herein provided, and shall be effective on the date of the first attempted delivery thereof by the U.S. Postal Service or overnight courier service, as shown on the registered or certified mail return receipt or courier log.

L. Savings Clause. Any provision of this Agreement or any of the Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

M. Term of this Agreement. This Agreement shall remain in full force and effect until all of the Obligations have been paid in full, all of the terms, conditions and covenants under the Loan Documents have been performed, and all commitments of the Bank to advance funds under any of the Loans have terminated.

N. Interest Rate Provisions. The interest rate provisions of each of the Obligations are subject to the condition that in no event shall the amount paid or agreed to be paid to the holder of such Obligation which is deemed interest under applicable law exceed the maximum rate of interest on the unpaid principal balance of such Obligation allowed by applicable law, if any (the “Maximum Allowable Rate”). For purposes hereof, ‘‘applicable law” shall mean the law in effect on the date hereof, except that if there is a change in such law which results in a higher Maximum Allowable Rate being applicable to the Obligation subject thereto, then such Obligation shall be governed by such amended law from and after its effective date. In the event that fulfillment of any provisions of any Obligation results in the interest rate thereunder being in excess of the Maximum Allowable Rate, then the amount to be paid thereunder resulting in an excessive interest rate shall automatically be reduced to eliminate such excess. If notwithstanding the foregoing, the holder of such Obligation receives an amount which under applicable law would cause the interest rate thereunder to exceed the Maximum Allowable Rate, the portion thereof which would be excessive shall automatically be applied to and deemed a prepayment of the unpaid principal balance under such Obligation and not a payment of interest.

O. Lost Note or other Loan Document. Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction or mutilation of any Note or any other Loan Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other Loan Document, Borrower or Guarantor, as the case may be, will issue, in lieu thereof, a replacement Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

Commercial Loan Agreement – Micronetics, Inc.

P. Waiver of Jury Trial. BORROWER, GUARANTORS, AND BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF BANK RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NO PARTY HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, BORROWER AND EACH GUARANTOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER AND EACH GUARANTOR CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ACCEPT THIS AGREEMENT AND MAKE THE LOAN.

[SIGNATURE PAGE FOLLOWS]

Commercial Loan Agreement – Micronetics, Inc.

IN WITNESS WHEREOF, the Bank, Borrower, and Guarantors have executed and delivered this Agreement all as of the day and year first above written.

BANK:

CITIZENS BANK NEW HAMPSHIRE

	By:	/s/ Timothy J. Whitaker
Witness		Timothy J. Whitaker,
Senior Vice President

BORROWER:

MICRONETICS, INC.

	By:	/s/ David Robbins
Witness		David Robbins, President

GUARANTORS:

MICROWAVE & VIDEO SYSTEMS, INC.

	By:	/s/ David Robbins
Witness		David Robbins, President

ENON MICROWAVE, INC.

	By:	/s/ David Robbins
Witness		David Robbins, President

MICROWAVE CONCEPTS, INC.

	By:	/s/ David Robbins
Witness		David Robbins, President

Commercial Loan Agreement – Micronetics, Inc.

STEALTH MICROWAVE, INC.

	By:	/s/ David Robbins
Witness		David Robbins, Vice President